Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-198117, 333-138219, and 333-46454) of TTM Technologies, Inc. of our reports dated March 12, 2015, with respect to the consolidated financial statements of Viasystems Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Viasystems Group, Inc. and subsidiaries, included in this Current Report on Form 8-K/A of TTM Technologies, Inc. dated July 31, 2015.

/s/ Ernst & Young LLP

St. Louis, Missouri

July 31, 2015